EXHIBIT 99.4

China Digital Enters Chinese 3G Communications Market with Acquisition of Galaxy View International Company Says $8M Acquisition Accretive in 2006

LOS ANGELES, CA and SHENZHEN, CHINA — (MARKET WIRE) — Jun 29, 2006 — China Digital Communication Group (OTC BB:CHID.OB — News), one of the fastest growing battery components manufacturers in China, announced today that it has completed the acquisition of Galaxy View International, Ltd., which operates through its wholly owned subsidiary Sono Digital Electronic Technologies Co., Ltd., a leading supplier of third-generation (3G) communications technology and equipment in China, in a cash and stock transaction valued at approximately $8 million.

In 2005, Galaxy View had unaudited revenues of $6 million and unaudited net income of $2 million.

China Digital acquired all of the outstanding shares of privately held Galaxy View for $3 million in cash and 7,575,757 unregistered shares of China Digital preferred stock valued at approximately $5 million.

China Digital CEO Ran Liang, said, “The acquisition of Galaxy View and its wholly owned subsidiary, Sono Digital, positions us to become a competitor in the new rapidly evolving 3G technology communications industry. China is active in the worldwide technological shift to 3G technologies, which allows for data transmission, e-mail and instant messaging. We believe that the acquisition will positively impact our 2006 financial performance. For China Digital, this marks the beginning of a strategic transformation to become a manufacturer of high-tech products and technologies to 3G communication systems wireless providers.”

Under the terms of the acquisition agreement, Galaxy View shareholders agreed to a lock-up provision restricting the resale of their shares for a five-year period. Each preferred share entitles the holder to seven votes per share on all matters to be voted on by the shareholders and will be mandatorily convertible into one share of common stock after five years.

According to U.S. GAAP rules, China Digital will report revenue and net income from Galaxy View commencing upon the closing date of the acquisition. Estimated diluted EPS, assuming that the Galaxy View acquisition closes at the beginning of July 2006, is projected to be $0.09. China Digital estimates revenues at $19.3 million and net income at $5.8 million.

Assuming that the acquisition had taken place at the beginning of the year at January 1, 2006, the pro forma diluted EPS is projected at $0.11, revenues at $21.9 million and net income at $6.9 million for the year ended December 31, 2006.

The company emphasizes that the foregoing statements regarding projections for 2006 are forward-looking, and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

About Galaxy View International, Ltd.

Galaxy View International, Ltd., which operates through its wholly owned subsidiary Sono Digital Electronic Technologies Co., Ltd., is a high-tech enterprise specializing in the mobile communication equipment industry. The company has a broad range of services, including mobile equipment production, technical development, product standardization, market research, equipment setup and debugging, technical support, implementation analysis and searching for merger opportunities.

The company embraces a set of highly effective and standardized systems in management, production, and quality control. It is recognized by the Science and Technology department of Shenzhen as a “high-tech, software enterprise.” The company has intellectual property rights in software development and production. Sono is known throughout its industry as one of the most competitive communication equipment producers. For more information on Sono, visit http://www.sono.com.cn.

About China Digital Communication Group

China Digital Communication Group, through its wholly owned subsidiary, Shenzhen E’Jenie Science and Technology Co., Ltd. (E’Jenie), is one of China’s leading manufacturers and developers of advanced telecommunications equipment. E’Jenie sells advanced high-quality lithium-ion battery shell and cap products to all major lithium-ion battery cell manufacturers in China. E’Jenie’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. China Digital Communication Group is continuing its expansion across East Asia, while seeking distribution partners and acquisitions in new global markets, including the United States. For more information, visit http://www.chinadigitalgroup.com or contact Roy Teng of China Digital, (310) 461-1322, e-mail: info@chinadigitalgroup.com.

An investment profile on China Digital Communication Group may be found at http://www.hawkassociates.com/chinadigital/profile.php.

For investor relations information regarding China Digital Communication Group, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.

Contact:

Contact: Roy Teng China Digital (310) 461-1322 e-mail: Email Contact Media Contacts: Frank Hawkins Ken AuYeung Gail Collins Hawk Associates 305-451-1888